Exhibit 3

Registrant	Assets	Amount of Single Insured Bond
Columbia ETF Trust I	$1,283,122,352	$1,250,000
Columbia ETF Trust II	$277,383,887	$750,000
Columbia Funds Series Trust	$24,093,058,617	$2,500,000
Columbia Funds Series Trust I	$117,941,589,007	$2,500,000
Columbia Funds Series Trust II	$70,106,775,879	$2,500,000
Columbia Funds Variable Insurance Trust	$27,344,201,561	$2,500,000
Columbia Funds Variable Series Trust II	$97,452,863,715	$2,500,000
Columbia Seligman Premium Technology Growth Fund, Inc.	$410,075,022	$750,000
Tri-Continental Corporation	$1,666,643,217	$1,500,000